Exhibit 10.1

July 30, 2019
Fixed Dollar Accelerated Share Repurchase Transaction
Align Technology, Inc.
2820 Orchard Parkway
San Jose, California 95134
_________________________________________________________________________________________
Dear Sir/Madam:
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co LLC (“Dealer”) and Align Technology, Inc. (“Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. The Transaction is a Share Forward Transaction for purposes of the Equity Definitions. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions, as published by ISDA.

1. This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Issuer had executed an agreement in such form without any Schedule but with the elections set forth in this Confirmation (and (1) the election of USD as the Termination Currency, (2) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions and (3) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer, with a “Threshold Amount” of 3% of Dealer shareholders’ equity for Dealer (provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement and (b) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, a default hereunder shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay)”.
The Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer are parties, the Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement.
If there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Master Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:
GENERAL TERMS:

Trade Date:	As specified in Schedule I
Buyer:	Issuer
Seller:	Dealer
Shares:	Common Stock, par value USD 0.0001 per share, of Issuer (Ticker: ALGN)
Forward Price:
A price per Share (as determined by the Calculation Agent) equal to the greater of (A) (i) the arithmetic mean (not a weighted average) of the 10b-18 VWAP on each Observation Date that is a Trading Day during the Calculation Period minus (ii) the Discount and (B) $5.00.

Discount:	As specified in Schedule I
10b-18 VWAP:
On any Trading Day, a price per Share equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Trading Day as determined by the Calculation Agent by reference to the screen entitled “ALGN <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. or any successor (excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Scheduled Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Scheduled Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Scheduled Trading Day that do not satisfy the requirements of Rule 10b-18(b)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on such Trading Day) or, if the price displayed on such screen is clearly erroneous, as determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Observation Dates:	As specified in Schedule I
Calculation Period:
The period from, and including, the first Observation Date that is a Trading Day that occurs on or after the Prepayment Date to, but excluding, the relevant Valuation Date; provided, however, that if the Valuation Date is the Scheduled Valuation Date, then the Valuation Date shall be included in the Calculation Period; provided further that in no event shall any Scheduled Valuation Date be postponed to a date later than the Final Termination Date.

Final Termination Date:
As specified in Schedule I; provided that if a Market Disruption Event has occurred pursuant to Section 7 of this Confirmation, such Final Termination Date shall be postponed by one Trading Day for every Trading Day that is a Disrupted Day as a result of such Merger Transaction during the Calculation Period

Trading Day:	Any Exchange Business Day that is not a Disrupted Day in whole
Initial Shares:
As specified in Schedule I; provided that if Dealer is unable to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Issuer on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire, and thereafter Dealer shall continue to use commercially reasonable efforts to borrow or otherwise acquire a number of Shares, at a stock borrow cost no greater than the Initial Stock Loan Rate, equal to the shortfall in the Initial Shares and to deliver such additional Shares as soon as reasonably practicable. For the avoidance of doubt, the aggregate of all shares delivered to Dealer in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of determining the “Settlement Amount” below.

Initial Share Delivery Date:
One Exchange Business Day following the Trade Date. On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable
Prepayment Amount:	As specified in Schedule I
Prepayment Date:	One Exchange Business Day following the Trade Date. On the Prepayment Date, Buyer shall pay to Seller the Prepayment Amount.
Exchange:	NASDAQ
Related Exchange:	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.

Market Disruption Event:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” starting in the third line thereof.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Notwithstanding anything to the contrary in the Equity Definitions, if any Exchange Business Day in the Calculation Period is a Disrupted Day, the Calculation Agent shall have the option, in its reasonable discretion, to take one or more of the following actions in a good faith and commercially reasonable manner: (i) determine that such Exchange Business Day is a Disrupted Day in part, in which case the Calculation Agent shall (x) determine the 10b-18 VWAP on such Exchange Business Day based on Rule 10b-18 eligible trades in the Shares on such day taking into account the nature and duration of the relevant Market Disruption Event and (y) determine the Forward Price using an appropriately weighted average of 10b-18 VWAPs instead of an arithmetic mean, and/or (ii) elect to postpone the Scheduled Valuation Date by up to one Observation Date for every Observation Date that is a Disrupted Day during the Calculation Period; provided that in no event shall any Scheduled Valuation Date be postponed to a date later than the Final Termination Date. For the avoidance of doubt, if the Calculation Agent takes the action described in clause (i) above, then such Disrupted Day shall be a Trading Day for purposes of calculating the Forward Price.
Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.
If a Disrupted Day occurs during the Calculation Period and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent may, in its good faith and commercially reasonable discretion, deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the VWAP Price for such ninth Scheduled Trading Day using its good faith and commercially reasonable estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and trading price of the Shares.

VALUATION:

Valuation Date:
The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date as a result of Dealer’s election in accordance with the immediately succeeding paragraph.
Dealer shall have the right, in its absolute discretion but subject to the limitation set forth in the immediately succeeding paragraph, to accelerate the Valuation Date, in whole or in part (an “Acceleration”), to any Exchange Business Day that is on or after the Lock-Out Date and prior to the Scheduled Valuation Date by notice (each such notice, an “Acceleration Notice”) to Issuer by 9:00 p.m., New York City time, on the Exchange Business Day immediately following the accelerated Valuation Date; provided that if at any time after the Lock-Out Date Dealer expects the Settlement Amount to be a negative number, then Dealer shall provide Issuer notice of any such expectation.
Dealer shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration (which may be less than the full Prepayment Amount, but only so long as such portion is not less than USD 25,000,000). If the portion of the Prepayment Amount that is subject to acceleration is less than the full Prepayment Amount, then the Calculation Agent shall adjust the terms of the Transaction as appropriate in order to take into account the occurrence of such accelerated Valuation Date (including cumulative adjustments to take into account all prior accelerated Valuation Dates).
On each Valuation Date, the Calculation Agent shall calculate the Settlement Amount.

Scheduled Valuation Date:	As specified in Schedule I, subject to postponement in accordance with “Market Disruption Event” above
Lock-Out Date:	As specified in Schedule I
SETTLEMENT TERMS:

Physical Settlement:
Applicable.
On the Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price minus (b) the Initial Shares (such number of Shares, the “Settlement Amount”), rounded to the nearest whole number of Shares; provided, however, that if the Settlement Amount is less than zero, then Buyer shall deliver to Seller on the Settlement Date a number of Shares satisfying the conditions set forth in Section 8(a) below (the “Registered Payment Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Payment Shares”) pursuant to Section 8(b) below, in either case (i) with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value determined by the Calculation Agent (which value shall, in the case of Unregistered Payment Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent and (ii) as if such Shares were “Early Settlement Shares” or “Make-Whole Shares” under Section 8 below, and references in Section 8 to “Early Settlement Payment” were deemed to be references to the absolute value of the Forward Cash Settlement Amount.
Notwithstanding the proviso above, if the Settlement Amount is less than zero, Buyer may elect, in its sole discretion, to cash settle its obligation to deliver Shares by delivering to Seller a notice by no later than the Valuation Date (or, in the event of an Acceleration, the two (2) Business Days after Dealer delivers an Acceleration Notice) electing to cash settle its obligation to deliver Shares, in which case “Cash Settlement” shall be Applicable. Any such Cash Settlement shall be effected in accordance with “Cash Settlement” below.

Settlement Currency:	USD
Settlement Date:
The date that falls one Settlement Cycle after the relevant Valuation Date, or, if the Settlement Amount is less than zero, the date one Settlement Cycle following the last day of the Settlement Valuation Period.

Settlement Valuation Period:
If the Settlement Amount is less than zero, and whether or not Physical Settlement or Cash Settlement is applicable, on the Exchange Business Day immediately following the Valuation Date, Seller may begin purchasing Shares in a commercially reasonable manner in an amount equal to the Settlement Amount (all such Shares purchased, “Hedge Close-out Shares”, and the period from and including the Exchange Business Day immediately following the Valuation Date to and including the day on which Seller completes its purchases of Hedge Close-out Shares, the “Settlement Valuation Period”). In making any purchases of Hedge Close-out Shares contemplated by this paragraph, Dealer shall use commercially reasonable efforts to purchase such Shares in a manner that would qualify for the safe harbor provided by Rule 10b-18 under the Exchange Act (“Rule 10b-18”) if such purchases were made by or on behalf of Issuer. The Settlement Valuation Period shall be considered to be part of the Calculation Period for purposes of the representations, warranties and covenants and other provisions herein as the context requires (but, for the avoidance of doubt, not for purposes of determining the Forward Price).

Forward Cash Settlement Amount:	The aggregate purchase price (including commissions that are reasonable and customary for transactions of this type) of the Hedge Close-out Shares purchased during the Settlement Valuation Period.

Cash Settlement:
If Cash Settlement is applicable, then on the Settlement Date, Buyer shall deliver to Seller an amount in USD equal to (x) 103% of the absolute value of the Settlement Amount multiplied by (y) a price per Share as reasonably determined by the Calculation Agent (such cash amount, the “Initial Cash Settlement Amount”). On the Valuation Date (i) a notional Share balance (the “Settlement Balance”) shall be created with an initial balance equal to the absolute value of the Settlement Amount and (ii) a notional cash balance (the “Cash Balance”) shall be created with an initial balance equal to the Initial Cash Settlement Amount. At the end of each Exchange Business Day on which Seller purchases Hedge Close-out Shares, Seller shall reduce (i) the Settlement Balance by the number of Hedge Close-out Shares purchased on such Exchange Business Day and (ii) the Cash Balance by the aggregate purchase price (including commissions that are reasonable and customary for transactions of this type) of the Hedge Close-out Shares purchased on such Exchange Business Day.  If, on any Exchange Business Day, the Cash Balance is reduced to or below zero but the Settlement Balance is greater than zero, the Buyer shall (i) deliver to Seller or as directed by Seller on the next Currency Business Day after such Exchange Business Day an additional amount in USD (an “Additional Cash Settlement Amount”) equal to the Settlement Balance as of such Exchange Business Day multiplied by a price per Share as reasonably determined in a good faith manner by the Calculation Agent, and the Cash Balance shall be increased by such amount. This provision shall be applied successively until the Settlement Balance is reduced to zero. On the Currency Business Day immediately following the Exchange Business Day that the Settlement Balance is reduced to zero, Seller shall return to Buyer an amount in USD equal to the remaining Cash Balance, if any, as of such Exchange Business Day.

Other Applicable Provisions:
The last sentence of Section 9.2, Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable to the Transaction.

SHARE ADJUSTMENTS:

Potential Adjustment Event:
Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.
It shall constitute a Potential Adjustment Event if a Disrupted Day occurs or, pursuant to Section 11 below, is deemed to occur (in whole or in part) on any Trading Day on or prior to the Valuation Date.

Extraordinary Dividend:
Any dividend or distribution on the Shares with an ex-dividend date occurring during the period from, and including, the Trade Date to, and including, the last day of the Calculation Period (other than any dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions).

Method of Adjustment:
Calculation Agent Adjustment; provided that the parties hereto agree that any Share repurchases by the Issuer, whether pursuant to Rule 10b-18 of the Exchange Act, Rule 10b5-1 of the Exchange Act on customary terms, at prevailing market prices, or VWAP (subject to any discounts thereto) shall not be considered Potential Adjustment Events; provided further that adjustments for any Potential Adjustment Event (other than pursuant to any Potential Adjustment Event defined in Sections 11.2(e)(i), 11.2(e)(ii)(A) and 11.2(e)(iii) of the Equity Definitions) may be made to account for changes in volatility, stock loan rate or liquidity relevant to the Shares or the Transaction.

Extraordinary Events:
Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration
Share-for-Combined:	Component Adjustment
Tender Offer:
Applicable; provided that the definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” in the third and fourth line thereof with “(a) greater than 15% and less than 100% of the outstanding Shares of the Issuer in the event that such Tender Offer is being made by any entity or person other than the Issuer or any subsidiary thereof or (b) greater than 20% and less than 100% of the outstanding Shares of the Issuer in the event that such Tender Offer is being made by the Issuer or any subsidiary thereof”.

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Modified Calculation Agent Adjustment
Share-for-Combined:	Modified Calculation Agent Adjustment
New Shares:
In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

For purposes of the Transaction,

(i)	the definition of Merger Date in Section 12.1(c) of the Equity Definitions shall be amended to read, “Merger Date shall mean the Announcement Date.”;

(ii)	the definition of Tender Offer Date in Section 12.1(e) of the Equity Definitions shall be amended to read, “Tender Offer Date shall mean the Announcement Date.”;

(iii)
the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (a) replacing the words “a firm” with the word “any bona fide” in the second and fourth lines thereof, (b) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (c) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, (d) inserting the words “by any bona fide entity that is reasonably likely to be a party to the transaction” after the word “announcement” in the second and the fourth lines thereof, (e) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereof and (f) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereof; and

(iv)
Section 12.2 of the Equity Definitions is hereby amended by inserting the words “Announcement Date in respect of any Merger Event or any potential” before the words “Merger Event” in the final line thereof.

Composition of Combined Consideration:	Not Applicable
Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:
Applicable; provided that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (iii) by, immediately following the word “Transaction” in clause (x) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable
Insolvency Filing:	Applicable
Hedging Disruption:	Applicable
Increased Cost of Hedging:	Not Applicable
Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	100 bps
Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	25 bps
Determining Party:	For all applicable events, Dealer
Hedging Party:	For all applicable events, Dealer
Non-Reliance:	Applicable
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
3. Calculation Agent:
Dealer; provided that following the occurrence of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Issuer of such failure the Issuer shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent.
All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation made by the Calculation Agent hereunder, upon a prior written request by the Issuer, the Calculation Agent will provide to the Issuer by email to the email address provided by the Issuer in such prior written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation and specifying the particular section of the Confirmation pursuant to which such calculation or determination is being made (and in the event that more than one section of the Confirmation would permit the Calculation Agent to make an adjustment upon the occurrence of a specific event, then the Calculation Agent shall specify the particular section number pursuant to which the Calculation Agent is making the adjustment hereunder); provided, however, that in no event will the Calculation Agent be obligated to share with the Issuer any proprietary or confidential data or information or any proprietary models used by it.

4. Account Details and Notices:

(a)Account for delivery of Shares to Issuer:

Shares to be delivered to:
Computershare
250 Royal Street
Canton, MA 02021
ATTN: Client Operations (Align Technology, Inc)

(b)Account for payments to Issuer:

Bank of America
Acct: provided
ABA: provided

(c)Account for payments to Dealer:

Citibank, NY
ABA: provided
Morgan Stanley & Co
Account #: provided, further credit to Align Technology Account # provided

For purposes of this Confirmation:
(i)    Address for notices or communications to Issuer:

Align Technology, Inc.
2820 Orchard Parkway
San Jose, CA 95134
Attn: Legal Department
(ii)    Address for notices or communications to Dealer:

Usman Khan
1585 Broadway Ave, 4th floor
New York, NY 10036

And email notification to the following address:
Usman.s.khan@morganstanley.com
Amendments to the Equity Definitions and Agreement.

(d)Section 9.2(a)(iii) of the Equity Definitions is hereby amended by deleting the words “the Excess Dividend Amount, if any, and”.

(e)Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”.

(f)The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’.

(g)Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”.

(h)Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Dealer will have the right to cancel the Transaction,”.

(i)Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(j)Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(k)Section 2(a)(iii) of the Agreement is hereby amended by deleting the words “or Potential Event of Default” in clause (1) of such Section and deleting the word “and” immediately before subsection (3) and deleting clause “(3)” in its entirety.

5. Certain Payments and Deliveries by Dealer.
Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Dealer would be required to make a payment pursuant to Section 6 of the Agreement or (ii) an Extraordinary Event occurs and Dealer would be required to make a payment pursuant to Article 12 of the Equity Definitions (the amount of any such payment obligation described in Section 6(i) or (ii) above, an “Dealer Payment Amount”), then Issuer shall have the right, by prior written notice to Dealer, to require Dealer to settle such payment obligation in Shares in lieu of cash; provided, however, that Issuer shall not have the right to so elect in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is an Affected Party, which Event of Default or Termination Event resulted from an event or events within Issuer’s control. If Issuer does not so elect for Dealer to settle an Dealer Payment Amount in Shares, then Dealer shall have the right, in its sole discretion, to elect to settle such Dealer Payment Amount in Shares. If either Issuer or Dealer so elects, then Dealer shall deliver to Issuer, on or within a commercially reasonable time following the date on which such Dealer Payment Amount would have been due, a number of Shares with a market value, as determined by the Calculation Agent, equal to all or a portion (which portion may be zero) of the Dealer Payment Amount. If the market value of such Shares equals a portion, but not all, of the Dealer Payment Amount, then, on the date such Dealer Payment Amount is due, a notional balance (the “Settlement Balance”) shall be established equal to the remaining portion of the Dealer Payment Amount, and Dealer shall commence purchasing Shares for delivery to Issuer. At the end of each Trading Day on which Dealer purchases Shares pursuant to this Section 6, Dealer shall reduce the Settlement Balance by the amount paid by Dealer to purchase the Shares purchased on such Trading Day. Dealer shall deliver any Shares purchased on a Trading Day pursuant to this Section 6 to Issuer on the third Exchange Business Day following such Trading Day. Dealer shall continue so purchasing and delivering Shares until the Settlement Balance has been reduced to zero. In making any purchases of Shares contemplated by this Section 6, Dealer shall use commercially reasonable efforts to purchase such Shares in a manner that would qualify for the safe harbor provided by Rule 10b-18 if such purchases were made by or on behalf of Issuer. The period until the Settlement Balance is reduced to zero shall be considered to be part of the Calculation Period for purposes of the representations, warranties and covenants and other provisions herein as the context requires.

6. Certain Payments and Deliveries by Issuer.
Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Issuer would be required to make a payment pursuant to Section 6 of the Agreement or (ii) an Extraordinary Event occurs and Issuer would be required to make a payment pursuant to Article 12 of the Equity Definitions (any such payment described in Section 7(i) or (ii) above, an “Early Settlement Payment”), then Issuer shall have the right, by prior written notice to Dealer, in lieu of making such cash payment, to settle such payment obligation in Shares (such Shares, “Early Settlement Shares”); provided, however, that Issuer shall not have the right to so elect in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is an Affected Party, which Event of Default or Termination Event resulted from an event or events within Issuer’s control. In order to elect to deliver Early Settlement Shares, (i) Issuer must notify Dealer of its election by no later than 4:00 p.m., New York City time, on the date that is three Exchange Business Days before the date that the Early Settlement Payment is due, (ii) Issuer must specify whether such Early Settlement Shares are to be sold by means of a registered offering or by means of a private placement and (iii) Issuer must comply with Section 8 below.

7. Provisions Relating to Delivery of Early Settlement Shares.

(a) Issuer may deliver Early Settlement Shares and Make-Whole Shares (as defined below) by means of a registered offering only if the following conditions are satisfied:

(i)On the later of (A) the second Trading Day following Issuer’s election to deliver Early Settlement Shares and any Make-Whole Shares by means of a registered offering (the “Registration Notice Date”), and (B) the date on which the Registration Statement is declared effective by the SEC or becomes effective, but in no event later than the date the Early Settlement Payment is due, Issuer shall deliver to Dealer a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a price per Share as reasonably determined by the Calculation Agent (the date of such delivery, the “Registered Share Delivery Date”).

(ii)Promptly following the Registration Notice Date, Issuer shall file with the SEC a registration statement (“Registration Statement”) covering the public sale by Dealer of the Early Settlement Shares and any Make-Whole Shares (collectively, the “Registered Securities”) on a continuous or delayed basis pursuant to Rule 415 (or any similar or successor rule), if available, under the Securities Act of 1933, as amended (the “Securities Act”); provided that no such filing shall be required pursuant to this paragraph (ii) if Issuer shall have filed a similar registration statement with unused capacity at least equal to the relevant Early Settlement Payment and such registration statement has become effective or been declared effective by the SEC on or prior to the Registration Notice Date and no stop order is in effect with respect to such registration statement as of the Registration Notice Date, in which case such registration statement shall be the Registration Statement.  Issuer shall use its commercially reasonable efforts to file the Registration Statement as an automatic shelf registration statement or have the Registration Statement declared effective by the SEC as promptly as possible. The Registration Statement shall be effective and subject to no stop order as of the Registered Share Delivery Date.

(iii)Promptly following the Registration Notice Date, Issuer shall afford Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for underwritten offerings of equity securities for companies of comparable size, maturity and line of business (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of Issuer and the right to have made available to Dealer for inspection at times reasonably acceptable to Issuer any financial and other records, pertinent corporate documents and other information reasonably requested in connection with underwritten offerings of this type by Dealer), and Dealer shall be satisfied in its good faith discretion with the results of such due diligence investigation of Issuer. For the avoidance of doubt, Issuer shall not have the right to deliver Shares pursuant to this Section 8(a) (and the conditions to delivery of Early Settlement Shares specified in this Section 8(a) shall not be satisfied) unless and until Dealer is satisfied in its good faith discretion with the results of such due diligence investigation of Issuer.

(iv)From the effectiveness of the Registration Statement until the earlier of (1) when all Registered Securities have been sold by Dealer or (2) thirty (30) days after effectiveness, Issuer shall, at the request of Dealer, make available to Dealer a printed prospectus relating to the Registered Securities in form and substance (including, without limitation, any sections describing the plan of distribution) reasonably satisfactory to Dealer (a “Prospectus”, which term shall include any prospectus supplement thereto), in such quantities as Dealer shall reasonably request.

(v)Issuer shall use its commercially reasonable efforts to avoid or prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as promptly as practicable.  If the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, Issuer shall use its commercially reasonable efforts to as promptly as practicable file any required document and prepare and furnish to Dealer a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers of the Registered Securities, will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

(vi)On or prior to the Registered Share Delivery Date, Issuer shall enter into an agreement (a “Transfer Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) relating to the public sale of the Registered Securities and substantially similar to underwriting agreements customary for underwritten offerings of equity securities for companies of comparable size, maturity and line of business, in form and substance reasonably satisfactory to Dealer (or such affiliate), which Transfer Agreement shall (without limiting the foregoing) contain provisions substantially similar to those contained in such underwriting agreements relating to:

(A)    the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates,
(B)    the delivery to Dealer (or such affiliate) of customary letters and customary opinions (including, without limitation, accountants’ comfort letters, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Registered Securities and letters of counsel relating to the lack of material misstatements and omissions in the Registration Statement, and the Prospectus); and
(C)    the payment by Issuer of all fees and expenses in connection with such resale of the Registered Securities, including all registration costs and all reasonable fees and expenses of counsel for Dealer documented in writing (or such affiliate).

(vii) On the Registered Share Delivery Date, a notional balance (the “Early Settlement Balance”) shall be established with an initial balance equal to the amount of the Early Settlement Payment.  Following the delivery of Early Settlement Shares or any Make-Whole Shares, Dealer shall sell all such Early Settlement Shares or Make-Whole Shares in a commercially reasonable manner.

(viii) At the end of each day on which sales have been made pursuant to paragraph 8(a)(vii) above, the Early Settlement Balance shall be (A) reduced by an amount equal to the net proceeds to be received by Dealer upon settlement of such sales, and (B) increased by an amount (as reasonably determined by the Calculation Agent) equal to Dealer’s funding cost with respect to the Early Settlement Balance as of the close of business on the day one Settlement Cycle prior to such day.

(ix) If, on any date, the Settlement Balance has been reduced to zero but not all of the Early Settlement Shares have been sold, no additional Early Settlement Shares shall be sold and Dealer shall promptly deliver to Issuer (A) any remaining Early Settlement Shares and (B) if the Early Settlement Balance has been reduced to an amount less than zero, an amount in cash equal to the absolute value of the then-current Early Settlement Balance.

(x) If, on any date, all of the Early Settlement Shares have been sold and the Settlement Balance has not been reduced to zero, Issuer shall, at its election, either pay the remaining Early Settlement Balance to Dealer in cash or promptly deliver to Dealer an additional number of Shares (“Make-Whole Shares”) equal to (A) the Settlement Balance as of such date divided by (B) a price per Share as reasonably determined by the Calculation Agent. This clause (x) shall be applied successively until the Settlement Balance is reduced to zero.

(xi) If at any time the number of Shares covered by the Registration Statement is less than the number of Registered Securities required to be delivered pursuant to this Section 8(a), Issuer shall, at the request of Dealer, file additional registration statement(s) to register the sale of all Registered Securities required to be delivered to Dealer.

(xii) The provisions of Section 8(b) shall apply to any then-current Early Settlement Balance if (i) on any given day, Issuer cannot satisfy any of the conditions set forth in this Section 8(a) or (ii) for a period of at least 10 consecutive Exchange Business Days, Dealer has determined that it is inadvisable to effect sales of Registered Securities, unless in either case Issuer pays such then-current Early Settlement Balance to Dealer in cash pursuant to the Registration Statement.

(b) If Issuer timely elects to deliver Early Settlement Shares and Make-Whole Shares by means of a private placement, the following provisions shall apply:

(i) All Early Settlement Shares and Make-Whole Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

(ii) Issuer shall afford Dealer and any potential purchaser of any such Shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer a commercially reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for private placements of equity securities for companies of comparable size, maturity and line of business (including, without limitation, the right to have made available to them for inspection at times reasonably acceptable to Issuer any financial and other records, pertinent corporate documents and other information reasonably requested by them in connection with underwritten offerings of this type), subject to any such potential purchasers entering into a non-disclosure agreement with Issuer in connection with such due diligence.

(iii) Issuer shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such Shares by Issuer to Dealer (or any such affiliate) and the private resale of such Shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities for companies of comparable size, maturity and line of business, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates, and shall provide for the payment by Issuer of all fees and expenses in connection with such resale (which fees and expenses shall be payable in cash or unregistered Shares), including all reasonable fees and expenses of one counsel for Dealer but not including any underwriter or broker discounts and commissions, and shall contain representations, warranties and agreements of Issuer and Dealer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(iv) Issuer shall not take or cause to be taken any action that would make unavailable either (A) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Early Settlement Shares or Make-Whole Shares by Issuer to Dealer or (B) an exemption from the registration requirements of the Securities Act reasonably acceptable to Dealer for resales of Early Settlement Shares and Make-Whole Shares by Dealer.

(v) On the date requested by Dealer, Issuer shall deliver a number of Early Settlement Shares equal to the quotient of (A) the amount of the Early Settlement Payment divided by (B) a per Share value, determined by Dealer in a commercially reasonable manner, which value shall take into account transfer restrictions applicable to such Shares and may be based on indicative bids from institutional “accredited investors” (as defined in Rule 501 under the Securities Act), and the provisions of Section 8(a)(vii) through (x) shall apply to the Early Settlement Shares delivered pursuant to this Section 8(b)(v). For purposes of applying the foregoing, the Registered Share Delivery Date referred to in Section 8(a)(vii) shall be the date on which Issuer delivers the Early Settlement Shares.

(c) If Issuer elects to deliver Early Settlement Shares to settle its obligation to make an Early Settlement Payment, then, if necessary, Issuer shall use its commercially reasonable efforts to cause the number of authorized but unissued Shares of Common Stock to be increased to an amount sufficient to permit Issuer to fulfill its obligations under Sections 8(a) and/or 8(b) above.

8. Special Provisions for Merger Transactions.
Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a) Issuer agrees that:

(i) Issuer will use its commercially reasonable efforts such that Issuer will not during the term of the Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the open or after the close of the regular trading session on the Exchange for the Shares.

(ii) To the extent that an announcement of a potential Merger Transaction occurs during the term of the Transaction and Dealer has not provided notice to Issuer as promptly as reasonably practicable following such announcement that Dealer will cause the Transaction to be cancelled or terminated in whole pursuant to “Extraordinary Events” in Section 2 above, then as soon as practicable following such notice from Dealer (but in any event prior to the next opening of the regular trading session on the Exchange), Issuer shall provide Dealer with written notice specifying (x) Issuer’s average daily “Rule 10b-18 purchases” (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through Dealer or its affiliates and (y) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct. Issuer understands that Dealer will use this information in calculating the trading volume for purposes of Rule 10b-18. In addition, Issuer shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Issuer acknowledges that any such public announcement may trigger the provision set forth in Section 11 below. Accordingly, Issuer acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 13(b) below.

(b) Upon the occurrence of any public announcement of a Merger Transaction, Dealer may in a good faith and commercially reasonable manner elect either to (i) apply the provisions of Section 11 below or (ii) treat the occurrence of such announcement as an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction, Issuer shall be the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement (a “Merger Termination Event”). In the event that the Dealer elects to treat the Merger

Transaction as a Merger Termination Event under this Section 9(b), then neither the provisions of “Extraordinary Events: Consequences of Merger Events” set forth above in this Confirmation nor the provisions of Section 10 below shall apply.
“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

9. Special Provisions for Acquisition Transaction Announcements.

(a) If an Acquisition Transaction Announcement occurs on or prior to the final Valuation Date, then the Forward Price shall be determined as if the words “minus (ii) the Discount” were deleted from the definition thereof. If an Acquisition Transaction Announcement occurs after the Trade Date but prior to the Lock-Out Date, the Lock-Out Date shall be deemed to be the date of such Acquisition Transaction Announcement.

(b) “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any announcement subsequent to an Acquisition Transaction Announcement relating to a material amendment, a material extension, withdrawal or other material change to the subject matter of the previous Acquisition Transaction Announcement. For the avoidance of doubt, the term “announcement” as used in the definition of Acquisition Transaction Announcement refers to any public announcement whether made by Issuer or by a bona fide third party that is reasonably likely to be a party to the Acquisition Transaction.

(c)“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets or liabilities of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction or (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets or liabilities (including any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds 25% of the market capitalization of Issuer.

10. Dealer Adjustments.
In the event that Dealer determines, in a good faith and commercially reasonable manner that, based on advice of legal counsel, it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulations 13D-G and Regulations 14 D-E under the Exchange Act; provided that such requirements, policies and procedures relate to legal and regulatory issues and are generally applicable in similar situations and applied in a consistent manner in similar transactions), for Dealer to refrain from purchasing Shares or engaging in other market activity or to purchase fewer than the number of Shares or to engage in fewer or smaller other market transactions Dealer would otherwise purchase or engage in on any Trading Day on or prior to the last day of the Calculation Period, then Dealer may, in its reasonable discretion, elect that a Market Disruption shall be deemed to have occurred on such Trading Day. Dealer shall notify Issuer upon the exercise of Dealer’s rights pursuant to this Section 11 and the Trading Days affected by it and shall subsequently notify Issuer on the day Dealer believes that the circumstances giving rise to such exercise have changed.

11. Covenants.

(a) Issuer covenants and agrees that:
Until the end of the Potential Purchase Period (as defined below), neither it nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled or other derivative or structured Share repurchase transaction with a hedging period, calculation period or settlement valuation period or similar period that overlaps with the Transaction) purchase, offer to purchase, place any bid or limit order relating to a purchase of or commence any tender offer relating to Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of Dealer or take any other action that would cause the purchase by Dealer of any Shares in connection with this Agreement not to qualify for the safe harbor provided in Rule 10b-18 under the

Exchange Act (assuming for the purposes of this paragraph that such safe harbor were otherwise available for such purchases); provided that this Section 12(a)(i) shall not (i) limit the Issuer’s ability, pursuant to its employee incentive plan or dividend reinvestment program to re-acquire Shares in connection with the related equity transactions, (ii) limit the Issuer’s ability to withhold shares to cover tax liabilities associated with such equity transactions, (iii) limit the Issuer’s ability to grant stock and options to “affiliated partners” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options, provided that in connection with any such purchase Issuer will be deemed to represent to Dealer that such purchase does not constitute a “Rule 10b-18 Purchase” (as defined in Rule 10b-18) (any such incentive or compensatory plan, program or policy of Counterparty, a “Compensatory Plan”) or (iv) limit any purchases by affiliated purchasers (as defined in Rule 10b-18) of the Issuer in an amount, in aggregate, not to exceed [3]% of ADTV (as defined in Rule 10b-18) for such Exchange Business Day, which  purchases shall be executed by Dealer (or its affiliate) and made pursuant to documentation and terms reasonably acceptable to Dealer and Issuer.  “Potential Purchase Period” means the period from, and including, the Trade Date to, and including, the latest of (i) the last day of the Calculation Period, (ii) the earlier of (A) the date ten Exchange Business Days immediately following the last day of the Calculation Period and (B) the Scheduled Valuation Date and (iii) if an Early Termination Date occurs or the Transaction is cancelled pursuant to Article 12 of the Equity Definitions, a date determined by Dealer in its commercially reasonable discretion and communicated to Issuer no later than the Exchange Business Day immediately following such date.

(i) Without limiting the generality of Section 13.1 of the Equity Definitions, it is not relying, and has not relied, upon Dealer or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Agreement, and that Dealer and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Issuer and that Dealer and its affiliates may continue to conduct such transactions during the term of this Agreement. Without limiting the generality of the foregoing, Issuer acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(ii) Neither it nor any affiliates shall take any action that would cause a restricted period (as defined in Regulation M under the Exchange Act (“Regulation M”)) to be applicable to any purchases of Shares, or of any security for which Shares is a reference security (as defined in Regulation M), by Issuer or any affiliated purchasers (as defined in Regulation M) of Issuer during the Potential Purchase Period.

(iii) It will not make any election or take any other action in connection with the Transaction while aware of any material nonpublic information regarding Issuer or the Shares.

(iv) It shall not declare or pay any Extraordinary Dividend until the earlier of (i) the Scheduled Valuation Date or (ii) the date ten Exchange Business Days immediately following the Valuation Date.

(b) [Reserved]

12. Representations, Warranties and Acknowledgments.

(a) Issuer hereby represents and warrants to Dealer on the date hereof and on and as of the Initial Share Delivery Date that:
(i) (A) None of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares, and is entering into the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act and (B) Issuer agrees not to alter or deviate from the terms of the Agreement or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of the Agreement. Without limiting the generality of the foregoing, all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) The transactions contemplated by this Confirmation have been authorized under Issuer’s publicly announced program to repurchase Shares.

(iii) Issuer is not entering into this Agreement to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities.

(iv) Issuer is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the federal securities laws.

(v) There have been no purchases of Shares in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Issuer or any of its affiliated purchasers during each of the four calendar weeks preceding the Trade Date and during the calendar week in which the Trade Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(vi) Issuer is as of the date hereof, and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Issuer is not less than the total amount required to pay the liabilities of Issuer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Issuer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Agreement, Issuer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Issuer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Issuer is engaged, (E) Issuer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Issuer is or would become unable to satisfy, (F) Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (G) Issuer would be able to purchase Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the corporate laws of the jurisdiction of its incorporation.

(vii) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares other than any such law, rule, regulation or regulatory order that applies (A) to the beneficial ownership of Shares under the Exchange Act or (B) solely as a result of the business, identity, place of business or jurisdiction of organization of Dealer or any such affiliate.

(b) Issuer acknowledges and agrees that the Initial Shares may be sold short to Issuer. Issuer further acknowledges and agrees that Dealer may purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Issuer. Such purchases and any other market activity by Dealer will be conducted independently of Issuer by Dealer as principal for its own account. All of the actions to be taken by Dealer in connection with the Transaction shall be taken by Dealer independently and without any advance or subsequent consultation with Issuer. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of such Rule, and Issuer shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Issuer acknowledges and agrees that (A) Issuer does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any market transactions in connection with the Transaction and (B) neither Issuer nor its officers or employees shall, directly or indirectly, communicate any information regarding Issuer or the Shares to any employee of Dealer or its Affiliates that have been identified by Dealer to Issuer in writing as employees responsible for executing market transactions in connection with the Transaction. Issuer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Issuer or any officer or director of Issuer is aware of any material nonpublic information regarding Issuer or the Shares.

(c) Each of Issuer and Dealer represents and warrants to the other that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(d) Each of Issuer and Dealer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, it represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

13. Acknowledgements of Issuer.
(a) Issuer agrees, understands and acknowledges that:

(i) during the period from (and including) the Trade Date to (and including) the Settlement Date, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to adjust its Hedge Position with respect to the Transaction;

(ii) Dealer and its Affiliates also may be active in the market for the Shares or options, futures contracts, swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction;

(iii) Dealer shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities or other securities or transactions shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction; and

(iv) any such market activities of Dealer and its Affiliates may affect the market price and volatility of the Shares, including the 10b-18 VWAP and the Forward Price, each in a manner that may be adverse to Issuer.
(b) Issuer:

(i) is an “institutional account” as defined in FINRA Rule 4512(c);

(ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons, unless it has otherwise notified Dealer in writing; and

(iii) will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 14(b) ceases to be true.

14. Reserved.

15. Other Provisions.

(a) Issuer agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 555 and 561 of the Bankruptcy Code.

(b) Dealer and Issuer hereby agree and acknowledge that Dealer has authorized Issuer to disclose the Transaction to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and authorizes Issuer to use any information that Issuer receives or has received with respect to the Transaction in any manner.

(c) In the event Issuer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the Bankruptcy Code or any other applicable bankruptcy or insolvency statute, any rights or claims of Dealer hereunder in respect of the Transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and Dealer hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against Issuer (other than common stockholders) to the extent necessary to assure such ranking. Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of Dealer hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings. Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, Dealer shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, Dealer expressly waives (i) any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder and (ii) any rights of setoff it might otherwise be entitled to assert in respect of such rights and claims.

(d) Notwithstanding any provision of this Confirmation or any other agreement between the parties to the contrary, neither the obligations of Issuer nor the obligations of Dealer hereunder are secured by any collateral, security interest, pledge or lien.

(e) Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(f) Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Issuer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

(g) It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Issuer is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if, at any time on or prior to the Valuation Date, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as specified in Schedule I).

16. Share Cap.
Notwithstanding any other provision of this Confirmation or the Agreement to the contrary, in no event shall Issuer be required to deliver to Dealer in the aggregate a number of Shares that exceeds the Share Cap as of the date of delivery (as specified in Schedule I).

17. Transfer and Assignment.
Dealer may transfer or assign its rights and obligations hereunder and under the Agreement (“Transfer”), in whole or in part, to any of its Affiliates that have a credit rating that is not lower than the credit rating of Dealer immediately prior to the proposed time of such Transfer (or whose obligations are guaranteed by an entity of equivalent credit quality) without the consent of Issuer. Dealer will provide prompt written notice of any such transfer to Issuer.
18. Principal Version of Incorporation by Reference Rider.
The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the

“Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” MSCO shall be deemed a “Covered Entity” and Issuer shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph . In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Morgan Stanley replaced by references to the covered affiliate support provider.
“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81-8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.
19. Governing Law; Jurisdiction; Waiver.
THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.
Each PARTY hereby irrevocably waives (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders) all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Transaction or the actions of ISSUER or its affiliates in the negotiation, performance or enforcement hereof.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile to the number provided on the attached facsimile cover page.
Confirmed as of the date first written above:

ALIGN TECHNOLOGY, INC.	Morgan Stanley & Co LLC
By: /s/ John F. Morici Name: John F. Morici Title: Sr. V.P. & C.F.O.	By: /s/ Darren McCarley Name: Darren McCarley Title: Managing Director